EXHIBIT 21
SUBSIDIARIES OF CONEXANT SYSTEMS, INC.

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization

Amphion Semiconductor (Asia) Ltd.	Northern Ireland
Amphion Semiconductor, Ltd.	Northern Ireland
Amphion Semiconductor, Inc.	California
Brooktree Broadband Holding, Inc.	Delaware
Brooktree International Ltd.	Cayman Islands
Brooktree Technologies Ltd.	Cayman Islands
Brooktree Worldwide Sales Corporation	Delaware
Choice-Intersil Microsystems, Inc.	Kansas
Conexant Broadband Communications (Shanghai) Co., Ltd.	People’s Republic of China
Conexant Canada ULC	Canada
Conexant Digital Infotainment Limited	United Kingdom
Conexant Digital TV (Chengdu) Co., Ltd.	People’s Republic of China
Conexant Foreign Sales Corporation	Barbados
Conexant, Inc.	Delaware
Conexant Korea Ltd.	Korea
Conexant Mauritius Ltd.	Mauritius
Conexant Systems Asia Pacific Limited	Hong Kong, People’s Republic of China
Conexant Systems France S.A.S.	France
Conexant Systems Germany G.m.b.H.	Germany
Conexant Systems Holdings Limited	United Kingdom
Conexant Systems Iceland Ltd.	Iceland
Conexant Systems India Private Limited	India
Conexant Systems Israel (1996) Ltd.	Israel
Conexant Systems Israel Commercial Ltd.	Israel
Conexant Systems (Japan) Company Ltd.	Japan
Conexant Systems Netherlands BV	Netherlands
Conexant Systems (Noida) Private Ltd.	India
Conexant Systems (PB) Private Ltd.	India
Conexant Systems Scandinavia AB	Sweden
Conexant Systems Singapore Pte. Limited	Singapore
Conexant Systems (Taiwan) Co., Ltd.	Taiwan
Conexant Systems UK Limited	United Kingdom
Conexant Systems Worldwide, Inc.	Delaware
Conexant USA LLC	Delaware
Ficon Technology, Inc.	New Jersey
Globespan International Corporation	Delaware
GlobespanVirata	UK
iCompression, Inc.	California
Istari Design, Inc.	California
NPS Holding, Inc.	Massachusetts
Netplane Systems International, LLC	Delaware
Paxonet Communications, Inc.	Delaware
Sierra Imaging, Inc.	California
Tsqware, SA	France
Tsqware, Inc.	Delaware
Virata Israel, Ltd.	Israel
Virata USA, Inc.	California

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